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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 1997, except as to Note 2, as to which the date is October 31, 1998, with respect to the consolidated financial statements of JDR Holdings, Inc. for the years ended December 31, 1996 and 1995 included in the Proxy Statement of NCO Group, Inc. ("NCO") that is made a part of the Registration Statement on Form S-4 (No. 33-XXXX) and Prospectus of NCO for registration of 3,722,134 shares of common stock to be issued in connection with the merger of JDR Holdings, Inc.


                                                          /s/ Ernst & Young LLP



Hackensack, New Jersey
February 25, 1999